EXHIBIT 5.1

                                  LEGAL OPINION

January 4, 2005

USURF America, Inc.
390 Interlocken Crescent, Suite 900
Broomfield, Colorado 80021

      Re: USURF America, Inc. (the "Corporation"); Registration Statement on Form S-8 (the "Registration Statement")

Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 17,500,000 shares (the "Shares") of Common Stock of the Corporation.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the applicable statutory provisions of Chapter 78, Nevada Revised Statutes as set forth in a standard unofficial compilation without investigation of any rules, regulations or cases interpreting or applying those statutory provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the laws of any county, municipality or other political subdivision or any local governmental agency or authority.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Christopher K. Brenner
-------------------------------
CHRISTOPHER K. BRENNER, P.C.